Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of an amendment no.2 to that certain Statement on Schedule 13D, filed with the Securities and Exchange Commission (the “SEC”) on July 12, 2021, with respect to shares of Class A common stock of Alight, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: June 12, 2021	CANNAE HOLDINGS, INC.

	By:	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	Attorney-in-Fact for Cannae Holdings, Inc.

CANNAE HOLDINGS, LLC

By:	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:	Attorney-in-Fact for Cannae Holdings, LLC

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